November 2, 2010

Atlantic Fund Administration, LLC
Three Canal Plaza, Suite 600
Portland, ME  04101
Attn:  Stacey Hong

Re:           Century Capital Management Trust

Dear Mr. Hong:

As you know, Atlantic Fund Administration, LLC currently serves as transfer agent for each series of Century Capital Management Trust (the “Trust”), pursuant to a Transfer Agency and Services Agreement dated October 16, 2007, as amended April 18, 2008 (the “Agreement”).

In accordance with Section 12 of the Agreement, this is to notify you that the Trust has established a new series, designated as Century Growth Opportunities Fund (the “Fund”), and to request that you render services as transfer agent for the Fund under the terms of the Agreement.  An amended Appendix A to the Agreement, reflecting the addition of the Fund, is attached.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one copy to the Trust and retaining one copy for your records.

Very truly yours,

CENTURY CAPITAL MANAGEMENT TRUST,
on behalf of its series, Century Growth Opportunities Fund,

By:           /s/ Julie Smith
Name:      Julie Smith
Title:         Principal Financial Officer

Agreed and Accepted:

ATLANTIC FUND ADMINISTRATION, LLC

By:           /s/ Stacey Hong
Name:      Stacey Hong
Title:         President

Effective Date:  November 17, 2010

CENTURY CAPITAL MANAGEMENT TRUST
TRANSFER AGENCY AND SERVICES AGREEMENT

Appendix A

Amended Effective as of November 17, 2010

Funds	Classes
Century Shares Trust	Investor Shares Institutional Shares
Century Small Cap Select Fund	Investor Shares Institutional Shares
Century Growth Opportunities Fund	Institutional Shares